Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HealthTronics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31820, 333-43412, 333-68292, 333-104403, 333-120430 and 333-126301) on Form S-8 and (Nos. 333-106867 and 333-114221) on Form S-3 of HealthTronics, Inc. of our reports dated April 13, 2006, with respect to the consolidated balance sheets of HealthTronics, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of HealthTronics, Inc.

Our report with respect to the consolidated financial statements includes an explanatory paragraph that refers to a restatement of the consolidated financial statements as of December 31, 2004 and 2003.

Our report dated April 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that HealthTronics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of two material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not have effective policies and procedures in its manufacturing segment to identify the appropriate revenue recognition criteria under U.S. generally accepted accounting principles for certain types of customer arrangements and did not have effective policies and procedures to select and appropriately apply U.S. generally accepted accounting principles regarding purchase accounting related to company acquisitions.

/s/ KPMG LLP
Austin, Texas
April 13, 2006